EXHIBIT 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2022 FIRST QUARTER RESULTS

IRVINE, CA, November 15, 2021 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2022 first quarter ended September 30, 2021. The Company also filed its Quarterly Report on Form 10-Q for the first quarter of fiscal year 2022 with the Securities and Exchange Commission today.

Net sales for the three months ended September 30, 2021, increased $1.4 million, or 16%, to $10.0 million from $8.6 million for the three months ended September 30, 2020. The increase is driven by increased sales of the surgical handpiece we sell to our largest customer as well as increases in sales of our CMF drivers. Offsetting these increases, sales of our newest thoracic driver declined due to the fulfillment of our customer’s distribution network. As previously described, sales are often not on a continuous upward trajectory due to variability in new product launches and customer planned inventory builds.

Gross profit for the three months ended September 30, 2021 decreased $47,000, or 1%, compared to the year-ago period. Gross margin decreased by 6 percentage points to 34% during the three months ended September 30, 2021, compared to 40% during the corresponding year-ago period due primarily to unfavorable product mix.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended September 30, 2021 increased $184,000 from the corresponding year-ago period. The increase is related to increased compensation expense related to non-qualified stock options granted in the prior fiscal year.

Net income for the quarter ended September 30, 2021 was $1.1 million, or $0.28 per diluted share, compared to $1.2 million, or $0.29 per diluted share, for the quarter ended September 30, 2020.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our first quarter results. In the first quarter we have been awarded several NRE projects from new and existing customers to provide proof of concept analysis on several handpieces and attachments. Although these projects are not material to our first quarter results, we are pleased that these projects allow us the opportunity to continue to expand our portfolio of products. Finally,” concluded Mr. Van Kirk, “we are completing necessary validation activities to prepare to move some of our employees to the new Franklin facility in the near future.”

The amount spent on internal projects under development, along with the current estimated commercial launch date and estimated recurring annual revenue, is summarized below (in thousands):

	For the Three Months Ended September 30,
	2021	2020	Market Launch(1)	Est. Annual Revenue
Total Research & Development costs:	$980	$1,091

Products in development:
ENT Shaver	$232	$183	Q4 2021	$1,000
VITAL Ventilator	115	57	Q1 2022	$1,500
CMF Driver	—	189	(2)	$1,000
Sustaining & Other	633	662
Total	$980	$1,091

(1)	Represents the calendar quarter of expected market launch.

(2)	The CMF Driver was completed in the third quarter of fiscal 2021 and began shipping to our existing largest customer under a distribution agreement we executed in the first quarter of fiscal 2021.

As we introduce new products into the market, we expect to see an increase in sustaining and other engineering expenses. Typical examples of sustaining engineering activities include, but are not limited to, end-of- life component replacement, especially in electronic components found in our printed circuit board assemblies, analysis of customer complaint data to improve process and design, replacement and enhancement of tooling and fixtures used in the machine shop, assembly operations, and inspection areas to improve efficiency and through-put. Additionally, these costs include development projects that may be in their infancy and may or may not result in a full-fledged product development effort.

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions that appeal to our customers, primarily medical device distributors. Pro-Dex also sells compact pneumatic air motors for a variety of industrial applications. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance (including, but not limited to, estimated product launch dates and estimated future revenue), as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the risk factors and other disclosures concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 30, 2021	June 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$5,177	$3,721
Investments	1,506	1,295
Accounts receivable, net of allowance for doubtful accounts of $7 and $2 at September 30, 2021 and at June 30, 2021, respectively	10,093	10,933
Deferred costs	184	193
Inventory	8,907	8,437
Prepaid expenses and other current assets	151	434
Total current assets	26,018	25,013
Land and building, net	6,413	6,437
Equipment and leasehold improvements, net	4,535	3,845
Right of use asset, net	2,518	2,605
Intangibles, net	195	186
Deferred income taxes, net	463	463
Investments	1,656	1,704
Other assets	67	67
Total assets	$41,865	$40,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,476	$2,288
Accrued expenses	2,195	2,198
Deferred revenue	293	150
Note payable	1,248	1,236
Total current liabilities	6,212	5,872
Lease liability, net of current portion	2,342	2,432
Income taxes payable	709	397
Notes payable, net of current portion	11,219	11,535
Total non-current liabilities	14,270	14,364
Total liabilities	20,482	20,236

Shareholders’ Equity:
Common stock; no par value; 50,000,000 shares authorized; 3,666,319 and 3,645,660 shares issued and outstanding at September 30, 2021 and June 30, 2021, respectively	8,188	7,953
Retained earnings	13,195	12,131
Total shareholders’ equity	21,383	20,084
Total liabilities and shareholders’ equity	$41,865	$40,320

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2021	2020

Net sales	$9,988	$8,590
Cost of sales	6,560	5,115
Gross profit	3,428	3,475

Operating expenses:
Selling expenses	37	130
General and administrative expenses	1,093	705
Research and development costs	980	1,091
Total operating expenses	2,110	1,926
Operating income	1,318	1,549

Other income (expense):
Interest and miscellaneous income	24	53
Unrealized gain (loss) on marketable equity investments	149	(107)
Interest expense	(120)	(54)
Total other expense	53	(108)

Income before income taxes	1,371	1,441
Provision for income taxes	307	283
Net income	$1,064	$1,158

Basic and diluted income per share:
Basic net income per share	$0.29	$0.30
Diluted net income per share	$0.28	$0.29

Weighted average common shares outstanding:
Basic	3,651,334	3,850,838
Diluted	3,777,118	3,975,063
Common shares outstanding	3,666,319	3,858,251